Exhibit 99.1



Rock-Tenn Company Reports Fourth Quarter and Fiscal Year 2005 Results


    NORCROSS, Ga.--(BUSINESS WIRE)--Nov. 15, 2005 --Rock-Tenn Company (NYSE:RKT) today reported financial results for the quarter and fiscal year ended September 30, 2005.

    Fourth Quarter Results

    -- Net sales for the fourth quarter of fiscal 2005 were $528.6 million compared to $417.9 million in the fourth quarter of fiscal 2004.
    -- The Gulf States Paperboard and Packaging business ("GSPP") assets contributed $136.1 million in net sales during the quarter.
    -- The Company reported income from continuing operations of $4.9 million, or $0.14 per diluted share, for the quarter compared to income from continuing operations of $6.6 million, or $0.18 per diluted share, in the prior year quarter.
    -- Income for the fourth quarter of fiscal 2005 included pre-tax restructuring and other costs of $3.5 million, or $0.06 per diluted share after-tax, operating losses at plants in the process of being closed of $1.3 million, or $0.02 per diluted share after-tax, and Sarbanes-Oxley implementation costs paid to third parties of $2.6 million, or $0.04 per diluted share after-tax.
    -- Segment operating income for the quarter increased by $8.7 million, from $26.2 million last year, to $34.9 million, primarily due to the GSPP acquisition. Several specific items reduced segment operating income including:
        -- $2.9 million, or $0.05 per diluted share after-tax, due to lower corrugated medium prices.
        -- $2.1 million, or $0.04 per diluted share after-tax, lower income primarily due to lower sales volume for merchandising displays.
    -- Rock-Tenn Company reduced net debt by $33.1 million during the fourth quarter of fiscal 2005. See the end of this press release for a reconciliation of net debt to the most directly comparable GAAP measures.

    Fiscal Year Results

    -- Net sales for fiscal 2005 were $1,733.5 million compared to net sales of $1,581.3 million in fiscal 2004.
    -- The GSPP assets contributed $176.2 million in net sales during the 117 days since the close of the acquisition.
    -- The Company reported income from continuing operations of $17.6 million, or $0.49 per diluted share, for fiscal 2005 compared to $9.7 million, or $0.27 per diluted share, of income from continuing operations in the prior year.
    -- Income for fiscal 2005 included pre-tax restructuring and other costs of $7.5 million, or $0.13 per diluted share after-tax, operating losses from plants in the process of being closed of $3.0 million, or $0.05 per diluted share after-tax, and Sarbanes-Oxley implementation costs paid to third parties of $3.4 million, or $0.06 per diluted share after-tax.

    Segment Results

    Packaging Products Segment

    Packaging Products segment net sales were $314.2 million in the fourth quarter of fiscal 2005 compared to $235.9 million in the fourth quarter of fiscal 2004. The increase was primarily due to sales from the GSPP assets acquired in June 2005. Packaging Products segment operating income was $11.8 million and $9.0 million in the fourth quarters of fiscal 2005 and 2004, respectively. Increased operating income from the GSPP assets was somewhat offset by lower sales at legacy Rock-Tenn folding carton plants.
    In fiscal 2005, Packaging Products segment net sales increased $85.9 million to $994.0 million from $908.1 million in fiscal 2004, primarily due to sales from the acquired GSPP folding carton facilities. Operating income for the Packaging Products segment was $33.4 million in fiscal 2005 compared to $38.0 million in fiscal 2004.

    Merchandising Displays and Corrugated Packaging Segment

    Merchandising Displays and Corrugated Packaging segment net sales were $84.7 million in the fourth quarter of fiscal 2005 compared to $91.5 million in the prior year quarter. The decline in net sales was primarily due to lower promotional display volumes, which was somewhat offset by higher sales of corrugated sheet stock. Operating income for the segment was $7.2 million in the fourth quarter of fiscal 2005, compared to $9.5 million in the fourth quarter of fiscal 2004.
    In fiscal 2005, Merchandising Displays and Corrugated Packaging segment net sales increased 4.9% to $333.8 million from $318.3 million in fiscal 2004. Operating income for the segment was $21.1 million in fiscal 2005 compared to $29.1 million in fiscal 2004.

    Paperboard Segment

    Paperboard segment net sales increased to $200.0 million in the fourth quarter of fiscal 2005 from $136.9 million in the fourth quarter of fiscal 2004, primarily as a result of sales of bleached paperboard and pulp from the GSPP mill acquired in June 2005. Operating income in the segment increased to $16.0 million in the fourth quarter of fiscal 2005 compared to $7.6 million in the prior year quarter. Recycled paperboard tons shipped in the fourth quarter of fiscal 2005 were 254,562 tons compared to 270,984 tons in the year ago quarter. The decline in tons shipped was primarily due to a reduction in tons shipped from coated recycled paperboard mills. The Company's recycled mills operated at 91% of capacity during the quarter compared to 97% in the prior year quarter. The aggregate costs of chemicals, energy, fiber and freight at the Company's recycled mills increased $17 per ton compared to the fourth quarter of fiscal 2004. The Company shipped 84,169 tons of bleached paperboard and 23,104 tons of softwood market pulp.
    In fiscal 2005, Paperboard segment net sales increased 14% to $615.4 million compared to $539.9 million in fiscal 2004. The sales increase was due to a combination of higher selling prices for recycled paperboard and sales of bleached paperboard. Operating income for the segment was $31.6 million in fiscal 2005 compared to $15.8 million in fiscal 2004. In fiscal 2005, the aggregate costs of chemicals, energy, fiber and freight at the Company's recycled mills increased $21 per ton compared to the prior fiscal year.

    Chairman and Chief Executive Officer's Statement

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "This quarter's results reflect the continuing positive impact of the GSPP acquisition on Rock-Tenn's financial results, with both the bleached paperboard mill and folding carton plants running ahead of our expectations. Lower promotional display sales, lower prices for corrugated medium and lower operating rates at our coated recycled paperboard mills adversely affected results. Operating cash flow increased 58 percent to $56 million from $35 million last year and, as a result, we reduced net debt $33.1 million in the quarter."

    Selling, General & Administrative Expenses

    As a result of the synergies Rock-Tenn has realized following the GSPP acquisition and continuing focus on cost reductions and efficiency, SG&A as a percent of net sales in the fourth quarter of fiscal 2005 was 11.6%, decreasing from 12.1% of net sales in the prior year quarter despite the very high costs associated with Sarbanes-Oxley compliance in the fourth quarter of fiscal 2005.

    Financing

    Rock-Tenn's net debt was $876.0 million on September 30, 2005 compared to $909.1 million on June 30, 2005, a $33.1 million decrease.
    Rock-Tenn's pro forma net debt following the GSPP acquisition was $948.5 (the sum of the Company's $396.3 million net debt on March 31, 2005 and the $552.2 million purchase price of the GSPP acquisition). As of September 30, 2005, Rock-Tenn's net debt was $72.5 million lower than the March 31, 2005 pro forma balance.

    Cash Provided By Operating Activities

    Net cash provided by operating activities in the fourth quarter of fiscal 2005 was $56.0 million compared to cash provided by operating activities from continuing operations of $35.3 million in the prior year quarter. The increase in operating cash flow was primarily attributable to higher income from continuing operations adjusted for increased depreciation and amortization and net decreases in working capital.

    Conference Call

    The Company will host a conference call to discuss its results of operations for the fourth quarter of fiscal 2005 and other topics that may be raised during the discussion at 11:00 a.m., Eastern Time, on Tuesday, November 15, 2005. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com.

    About Rock-Tenn Company

    Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with combined pro forma net sales of approximately $2.1 billion and operating locations in the United States, Canada, Mexico and South America. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.


                           ROCK-TENN COMPANY
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   FOR THE             FOR THE
                              THREE MONTHS ENDED TWELVE MONTHS ENDED
                              Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                2005      2004      2005      2004
----------------------------------------------------------------------
NET SALES                     $528,647 $417,870 $1,733,481 $1,581,261

Cost of Goods Sold             439,651  344,299  1,459,217  1,313,931

----------------------------------------------------------------------

Gross Profit                    88,996   73,571    274,264    267,330
Selling, General and
 Administrative Expenses        61,335   50,730    204,918    197,078
Restructuring and Other Costs    3,548    5,673      7,525     32,738

----------------------------------------------------------------------

Operating Profit                24,113   17,168     61,821     37,514
Interest Expense               (14,376)  (5,884)   (36,640)   (23,566)
Interest and Other Income
 (Loss)                             66      131        465       (143)
Income (Loss) from
 Unconsolidated Joint Venture       90      (36)      (958)       119
Minority Interest in Income of
 Consolidated Subsidiaries      (1,789)    (907)    (4,832)    (3,419)

----------------------------------------------------------------------

INCOME FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES  8,104   10,472     19,856     10,505

Provision for Income Taxes       3,194    3,920      2,242        854

----------------------------------------------------------------------

INCOME FROM CONTINUING
 OPERATIONS                      4,910    6,552     17,614      9,651

Income from Discontinued
 Operations, Net of Taxes          ---       33        ---      7,997

NET INCOME                    $  4,910 $  6,585 $   17,614 $   17,648

----------------------------------------------------------------------

Weighted Average Common Shares
 Outstanding-Diluted            36,320   35,676     36,097     35,478

----------------------------------------------------------------------

Diluted Earnings Per Share:
 Income from Continuing
  Operations                  $   0.14 $   0.18 $     0.49 $     0.27
 Income from Discontinued
  Operations                      0.00     0.00       0.00       0.23
                                 ------   ------     ------     ------
Diluted Earnings Per Share        0.14     0.18       0.49       0.50

----------------------------------------------------------------------


                           ROCK-TENN COMPANY
                     INDUSTRY SEGMENT INFORMATION
                              (UNAUDITED)
                  (IN THOUSANDS, EXCEPT TONNAGE DATA)

                                   FOR THE             FOR THE
                              THREE MONTHS ENDED TWELVE MONTHS ENDED
                              Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                2005      2004      2005      2004
----------------------------------------------------------------------

NET SALES:

Packaging Products Segment    $314,210 $235,912 $  993,977 $  908,085
Merchandising Displays and
    Corrugated Packaging
     Segment                    84,691   91,475    333,812    318,274
Paperboard Segment             199,980  136,918    615,443    539,882
Intersegment Eliminations      (70,234) (46,435)  (209,751)  (184,980)

----------------------------------------------------------------------

TOTAL                         $528,647 $417,870 $1,733,481 $1,581,261

----------------------------------------------------------------------

INCOME FROM CONTINUING
 OPERATIONS BEFORE TAXES:

Packaging Products Segment    $ 11,773 $  9,038 $   33,417 $   37,997
Merchandising Displays and
    Corrugated Packaging
     Segment                     7,175    9,540     21,096     29,075
Paperboard Segment              15,996    7,621     31,597     15,751


----------------------------------------------------------------------

Segment Income                $ 34,944 $ 26,199 $   86,110 $   82,823

Restructuring and Other Costs   (3,548)  (5,673)    (7,525)   (32,738)
Non-Allocated Expense           (7,193)  (3,394)   (17,722)   (12,452)
Interest Expense               (14,376)  (5,884)   (36,640)   (23,566)
Interest and Other Income
 (Loss)                             66      131        465       (143)
Minority Interest in Income of
 Consolidated Subsidiary        (1,789)    (907)    (4,832)    (3,419)

----------------------------------------------------------------------

INCOME FROM CONTINUING
 OPERATIONS BEFORE TAXES      $  8,104 $ 10,472 $   19,856 $   10,505


----------------------------------------------------------------------

Recycled Paperboard Shipped
 (in tons)                     254,562  270,984  1,019,139  1,130,004
SBS Board Shipped (in tons)     84,169      ---    110,882        ---
Pulp Shipped (in tons)          23,104      ---     30,037        ---
----------------------------------------------------------------------


                           ROCK-TENN COMPANY
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (UNAUDITED)
                            (IN THOUSANDS)
----------------------------------------------------------------------

                                     FOR THE            FOR THE
                                THREE MONTHS ENDED TWELVE MONTHS ENDED
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2005      2004      2005      2004
----------------------------------------------------------------------

CASH FLOWS FROM OPERATING
 ACTIVITIES:
Income from continuing
 operations                     $  4,910 $  6,552 $  17,614 $   9,651

Items in income not affecting
 cash:
Depreciation and amortization     26,517   18,643    84,040    74,189
Deferred income taxes                242   (1,358)    2,203    (4,678)
Income tax benefit of employee
 stock options                        85      ---       212       401
Loss on bond repurchase              ---       76       ---       948
Deferred compensation expense        436      520     1,683     1,531
Gain on disposal of property,
 plant and equipment and other,
 net                                (119)     ---    (1,820)   (2,121)
Minority interest in income of
 consolidated subsidiaries         1,789      907     4,832     3,419
(Income) loss from
 unconsolidated joint venture        (90)      36       958      (119)
Pension funding (more) less than
 expense                           4,203    4,273     8,717    (2,996)
Impairment loss and other non-
 cash items                        2,222    2,812     2,148    28,611
(Gain) loss on currency
 transactions                        499      458       745       (13)
Net changes in operating assets
 and liabilities                  15,261    2,413    33,348   (17,756)

----------------------------------------------------------------------

CASH PROVIDED BY OPERATING
 ACTIVITIES FROM CONTINUING
 OPERATIONS                       55,955   35,332   154,680    91,067
Cash provided by operating
 activities from discontinued
 operations                          ---      ---       ---       373
                                  -------  -------   -------   -------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES                       55,955   35,332   154,680    91,440

----------------------------------------------------------------------

INVESTING ACTIVITIES:

Capital expenditures             (20,132) (12,210)  (54,326)  (60,823)
Purchases of marketable
 securities                          ---  (70,490) (195,250) (318,900)
Maturities and sales of
 marketable securities               ---   63,390   223,480   290,670
Cash paid for purchase of
 businesses, net of cash
 received                          1,677  (13,760) (552,291)  (15,047)
Cash contributed to joint
 venture                             (71)     (11)     (120)     (158)
Proceeds from sale of property,
 plant and equipment                 759      634     6,071     6,061

----------------------------------------------------------------------

CASH USED FOR INVESTING
 ACTIVITIES FROM CONTINUING
 OPERATIONS                      (17,767) (32,447) (572,436)  (98,197)
Cash provided by investing
 activities from discontinued
 operations                          ---      ---       ---    61,916
                                  -------  -------   -------   -------
NET CASH USED FOR INVESTING
 ACTIVITIES                      (17,767) (32,447) (572,436)  (36,281)

----------------------------------------------------------------------

FINANCING ACTIVITIES:

Net additions (repayments) to
 revolving credit facilities      46,000      ---   216,000    (3,500)
Additions to debt                 10,300      146   320,800       146
Repayments of debt               (90,728)  (1,682) (100,545)  (34,177)
Proceeds from monetizing swap
 contracts                           ---      311       ---     4,385
Payment on termination of swap
 contracts                           ---      ---    (4,245)      ---
Debt issuance costs                 (173)      (2)   (4,047)      (29)
Issuance of common stock           1,749      975     5,411     6,674
Purchases of common stock            (45)     ---      (289)      ---
Cash dividends paid to
 shareholders                     (3,261)  (3,030)  (12,949)  (11,996)
Distribution to minority
 interest                         (3,150)  (1,050)   (5,075)   (2,625)

----------------------------------------------------------------------

CASH PROVIDED BY (USED FOR)
 FINANCING ACTIVITIES            (39,308)  (4,332)  415,061   (41,122)

----------------------------------------------------------------------

Effect of exchange rate changes
 on cash                             664       49       873       451

INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                   (456)  (1,398)   (1,822)   14,488

Cash and cash equivalents:
Beginning of period               27,295   30,059    28,661    14,173

----------------------------------------------------------------------

End of period                   $ 26,839 $ 28,661 $  26,839 $  28,661

----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid during the period for:
     Income taxes, net of
      refunds                   $    129 $  2,784 $   4,219 $  15,032
     Interest, net of amounts
      capitalized                 23,531    9,923    38,445    27,379
----------------------------------------------------------------------


                           ROCK-TENN COMPANY
                 CONDENSED CONSOLIDATED BALANCE SHEET
                              (UNAUDITED)
                            (IN THOUSANDS)

----------------------------------------------------------------------
                                     Sept. 30,  June 30,   Sept. 30,
                                        2005       2005       2004
----------------------------------------------------------------------

ASSETS:

Cash and cash equivalents            $  26,839  $   27,295 $   28,661

Investment in marketable securities         ---        ---     28,230

Receivables - net                       199,493    201,344    177,378

Inventories - at LIFO cost              201,965    208,732    127,359

Other current assets                     30,484     32,903     22,286

Current assets held for sale              3,435        160      1,526

----------------------------------------------------------------------

TOTAL CURRENT ASSETS                    462,216    470,434    385,440

----------------------------------------------------------------------

Land, buildings and equipment - net     885,005    893,983    552,803

Intangible and other assets             451,213    445,696    345,570

----------------------------------------------------------------------

TOTAL ASSETS                         $1,798,434 $1,810,113 $1,283,813

----------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY:

Current portion of debt              $   62,079 $  135,308 $   83,906
Hedge adjustments resulting from
 terminated interest rate
 derivatives or swaps                       ---        192      2,148
Hedge adjustments resulting from
 existing interest rate derivatives
 or swaps                                   ---        (99)      (294)
                                         -------    -------    -------
Total current portion of debt            62,079    135,401     85,760

Other current liabilities               217,131    216,605    183,756
----------------------------------------------------------------------

TOTAL CURRENT LIABILITIES               279,210    352,006    269,516

----------------------------------------------------------------------

Long-term maturities of debt            840,747    801,104    381,694
Hedge adjustments resulting from
 terminated interest rate
 derivatives or swaps                    12,255     12,693     19,087
Hedge adjustments resulting from
 existing interest rate derivatives
 or swaps                                   ---        ---     (2,480)
                                         -------    -------    -------
Total long-term debt                    853,002    813,797    398,301

Deferred income taxes                    82,974     89,227     84,947

Other long-term items                   127,026    104,533     93,448

Shareholders' equity                    456,222    450,550    437,601

----------------------------------------------------------------------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                 $1,798,434 $1,810,113 $1,283,813

----------------------------------------------------------------------


Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics

                        1st      2nd      3rd      4th
                       Quarter  Quarter  Quarter  Quarter  Fiscal Year
                      ------------------------------------------------
Average Price Per Ton(a)
----------------------
   All Tons
     2003                  419      406      423      421       417
     2004                  422      424      439      455       435
     2005                  467      472      491      523       492

Tons Shipped
-------------
 Coated and
 Specialty(a)
     2003              217,318  241,905  239,293  234,606   933,122
     2004              230,710  248,743  248,078  224,881   952,412
     2005              210,566  209,706  211,628  209,721   841,621

Corrugated Medium
     2003               40,815   41,459   40,413   45,023   167,710
     2004               43,880   42,942   44,667   46,103   177,592
     2005               42,691   45,228   44,758   44,841   177,518

Bleached Paperboard
     2005                  ---      ---   26,713   84,169   110,882

Market Pulp
     2005                  ---      ---    6,933   23,104    30,037

Total
     2003              258,133  283,364  279,706  279,629 1,100,832
     2004              274,590  291,685  292,745  270,984 1,130,004
     2005              253,257  254,934  290,032  361,835 1,160,058

(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our joint venture with LaFarge North America, Inc.


Rock-Tenn Company Quarterly Statistics

Segment Sales and Operating Income
(In Thousands)

                        1st      2nd      3rd      4th
                       Quarter  Quarter  Quarter  Quarter  Fiscal Year
                      ------------------------------------------------

Packaging Segment
 Sales
     2003             $173,677 $196,277 $210,180 $221,268  $801,402
     2004              208,875  231,772  231,526  235,912   908,085
     2005              221,764  218,792  239,211  314,210   993,977
Packaging Income
     2003               $4,924   $9,951  $10,792  $12,893   $38,560
     2004                7,037   10,208   11,714    9,038    37,997
     2005                5,274    5,722   10,648   11,773    33,417
Return On Sales
     2003                  2.8%     5.1%     5.1%     5.8%      4.8%
     2004                  3.4%     4.4%     5.1%     3.8%      4.2%
     2005                  2.4%     2.6%     4.5%     3.7%      3.4%

Merchandising Displays
 and Corrugated Packaging
 Segment Sales
     2003              $75,067  $66,130  $71,738  $78,303  $291,238
     2004               73,518   77,440   75,841   91,475   318,274
     2005               79,510   86,090   83,521   84,691   333,812
Merchandising Displays
 and Corrugated
 Packaging Income
     2003               $7,221   $5,266   $6,858   $9,224   $28,569
     2004                5,932    7,507    6,096    9,540    29,075
     2005                2,688    4,835    6,398    7,175    21,096
Return on Sales
     2003                  9.6%     8.0%     9.6%    11.8%      9.8%
     2004                  8.1%     9.7%     8.0%    10.4%      9.1%
     2005                  3.4%     5.6%     7.7%     8.5%      6.3%

Paperboard Segment
 Sales
     2003             $121,797 $128,863 $128,855 $130,426  $509,941
     2004              128,262  136,142  138,560  136,918   539,882
     2005              128,703  131,831  154,929  199,980   615,443
Paperboard Income
     2003               $5,308   $6,408   $6,017    $4,031  $ 21,764
     2004                3,130    2,361    2,639     7,621    15,751
     2005                4,354    3,650    7,597    15,996    31,597
Return on Sales
     2003                  4.4%     5.0%     4.7%     3.1%      4.3%
     2004                  2.4%     1.7%     1.9%     5.6%      2.9%
     2005                  3.4%     2.8%     4.9%     8.0%      5.1%


Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Thousands except EPS Data)

                        1st      2nd      3rd      4th
                       Quarter  Quarter  Quarter  Quarter  Fiscal Year
                      ------------------------------------------------

Income (Loss) From
 Continuing Operations
     2003               $4,945   $7,131   $7,853   $9,612   $29,541
     2004                4,166    3,009   (4,076)   6,552     9,651
     2005                  482      240   11,982    4,910    17,614

Diluted EPS From
 Continuing Operations
     2003                $0.14    $0.21    $0.23    $0.27     $0.85
     2004                 0.12     0.09    (0.12)    0.18      0.27
     2005                 0.01     0.01     0.33     0.14      0.49

Net Income (Loss)
     2003               $5,070   $7,330   $7,212   $9,964   $29,576
     2004               11,879    2,910   (3,726)   6,585    17,648
     2005                  482      240   11,982    4,910    17,614

Diluted EPS
     2003                $0.15    $0.21    $0.21    $0.28     $0.85
     2004                 0.34     0.08    (0.11)    0.18      0.50
     2005                 0.01     0.01     0.33     0.14      0.49

Depreciation &
 Amortization
     2003              $17,953  $17,502  $17,791  $19,437   $72,683
     2004               18,602   18,557   18,387   18,643    74,189
     2005               18,451   18,579   20,493   26,517    84,040

Capital Expenditures
     2003              $16,393  $15,002  $12,114  $13,893   $57,402
     2004               15,421   14,923   18,269   12,210    60,823
     2005               10,174   12,278   11,742   20,132    54,326



Non-GAAP Measures

Net Debt

We have defined the non-GAAP measure net debt to include the aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing interest rate derivatives or swaps, the balance of our cash and cash equivalents and certain other investments that we consider to be readily available to satisfy such debt obligations.

Rock-Tenn management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Total Current Portion of Debt and Total Long-term Debt, Less Current Portion:


                                Sept. 30, June 30, March 31, Sept. 30,
(in thousands)                    2005     2005      2005     2004
                                --------  -------- -------- --------
Total Current Portion of Debt    $ 62,079 $135,401 $ 75,090 $ 85,760
Total Long-term Debt, Less Current
 Portion                          853,002  813,797  390,691  398,301
                                  -------- -------- -------- --------
                                  915,081  949,198  465,781  484,061
Less:  Hedge Adjustments Resulting From
     Terminated Interest Rate
      Derivatives or Swaps        (12,255) (12,885) (18,702) (21,235)
Less:  Hedge Adjustments Resulting From
     Existing Interest Rate
      Derivatives or Swaps            ---       99    8,937    2,774
                                  -------- -------- -------- --------
                                  902,826  936,412  456,016  465,600
Less:  Cash and Cash Equivalents  (26,839) (27,295) (28,505) (28,661)
Less:  Investment in Marketable
 Securities                           ---      ---  (31,230) (28,230)
                                  -------- -------- -------- --------
Net Debt                         $875,987 $909,117 $396,281 $408,709
                                  -------- -------- -------- --------


    CONTACT: Rock-Tenn Company, Norcross
             David Rees, 678-291-7552
             www.rocktenn.com